Exhibit 10.1

Agreement to Appoint Dr. Keith Aqua to the following Position:

CHIEF MEDICAL OFFICER (“CMO”)

Tauriga Sciences Inc.

555 Madison Avenue, 5th Floor

New York, NY 10022

Keith Aqua MD: Chief Medical Officer

AGREEMENT DURATION: 12 Months (July 15, 2020 thru July 15, 2021), the “Term”.

This Comprehensive Consulting Agreement (this “Agreement”) is made effective as of July 15, 2020 by and between Tauriga Sciences Inc. (OTCQB: TAUG) (“TAUG” or “Tauriga”), a Florida corporation, with a principal address of 555 Madison Avenue, 5th Floor New York, NY 10022 and Dr. Keith Aqua (“Dr. Aqua”), an individual, with its mailing address at 14370 Halter Road // Wellington, Florida 33414 .

W I T N E S S E T H:

PERSONAL BIO: Dr. Keith Aqua

As Chief Medical Officer, Keith A. Aqua, MD brings more than 25 years of industry experience as a private practitioner and certified clinical investigator to Tauriga Sciences. Alongside his clinical research, Dr. Aqua is a board-certified obstetrician/gynecologist with a thriving private practice in West Palm Beach, Florida. He received a B.A. from the University of Pennsylvania and an M.D. from The Ohio State University. After completing his residency at the University of Arizona Health Sciences Center, he co-founded the Institute for Women’s Health and Body, a large single specialty group located in Palm Beach County, Florida. In 2001, he founded Visions Clinical Research, and in 2015 he founded the Atlantic Clinical Research Collaborative. He has been a Principal Investigator on over 300 pharmaceutical industry-sponsored clinical trials. He has received numerous teaching awards and has a number of publications and citations related to research in women’s health, dermatology, and family medicine. He is currently a speaker for several pharmaceutical companies and is an adjunct clinical professor at the Charles E. Schmidt College of Medicine at Florida Atlantic University.

WHEREAS, Tauriga is engaged in the manufacture, sale and distribution of a CBD Infused Chewing Gum Product Line (branded as Tauri-Gum™) (the “Products”) initially focusing on the Medical Practice Business Segment (Additionally: Clinical Trial Design);

WHEREAS, Tauriga is the owner or exclusive United States licensee, with authority to sublicense, of the trademarks listed on Exhibit A hereto, and all service marks, designs, logos, trade names, advertising, commercial symbols and slogans used in connection with Products (as defined below) (collectively or separately, the “Trademarks”) for the Products and/or such other products that may become subject to this Agreement;

WHEREAS, Dr. Aqua is engaged in the field of Obstetrics/Gynecology in South Florida and has relationships with numerous medical practices, physicians, and other helpful contacts – across the United States of America.

WHEREAS, Tauriga and Dr. Aqua have agreed that the Date of Execution shall be defined as: July 15, 2020.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this agreement, the parties agree as follows:

INTRODUCTIONS TO MEDICAL PRACTICES.

THREE DISTINCT CBD Infused Chewing Gum Flavors - Tauri-Gum™ Flavors (Mint, Blood Orange, Pomegranate) and Plant Based Gummy Product, branded as: Tauri-Gummies. As recently disclosed, Two CBG Infused Chewing Gum Flavor – Tauri-Gum™ (Peach-Lemon and Black Currant), and One Immune Booster version (Pear Bellini).

ASSISTANCE WITH PROGRESSING TAURIGA PHARMA DEVELOPMENT

Tauriga Sciences, Inc. is currently developing a Pharmaceutical Grade version of Tauri-Gum™ for the potential treatment of Nausea – as a symptom of ongoing Chemotherapy treatment (Indication: Nausea Regulation).

I. TAURIGA OBLIGATIONS.

1. Marketing Support. Dr. Aqua and Tauriga shall from time to time during the Term of this Agreement, mutually determine promotional and marketing programs

2. Materials to be Furnished by Tauriga. Tauriga shall furnish to Dr. Aqua technical and sales promotional materials, brochures, bulletins, and specification data on Products from time to time. Such materials will be furnished in reasonable quantities at no cost to Dr. A

3. Intellectual Property. During the Term, Tauriga hereby grants to Dr. Aqua a limited, non-transferrable, non-exclusive license to use the Trademarks and intellectual property owned or licensed by Tauriga (“Other IP”). Tauriga shall fill promptly all orders from Dr. Aqua for Products and for other items to be provided by Tauriga hereunder.

4. Tauriga shall promptly pay or credit to Dr. Aqua’s account, when due, not less frequently than monthly, all approved and verified credits, discounts, allowances, incentive payments, bill backs or other reimbursements due Dr. Aqua pursuant to any program to which the parties may agree.

5. Tauriga represents and warrants that:

(a) the Products upon delivery to Dr. Aqua,

(i) shall be pure and wholesome, fit for human use, merchantable and free from all defects,

(ii) shall, in all instances, comply with all applicable Federal, state or local laws and regulations, in all respects, including without limitation, beverage quality, labeling, identity, quantity, packaging, and returnable container or deposit requirements;

(iii) shall not be adulterated and misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, and shall not be an article or articles which may not, under the provisions, of said Act, be introduced into interstate commerce;

(iv) shall not be adulterated or misbranded within the meaning of the Federal Insecticide, Fungicide, and Rodenticide Act, the Federal Hazardous Substances Act, or any applicable state act or any other applicable Federal, state, or local law or regulation; and

(v) when delivered to Dr. Aqua, shall have a remaining shelf life of not less than twelve (12) months, the expiration of which shall be clearly marked on the outside of all cartons and pallets;

(b) it is the owner or exclusive U.S. licensee of the Trademarks and Other IP, that it has the right to license the Trademarks and Other IP to Dr. Aqua throughout the Term of this Agreement, and that Dr. Aqua’s use of the Trademarks and Other IP as provided by this Agreement will not infringe or violate the rights of any third party; and

(c) it is free to enter into this Agreement and is not under any obligation, written or otherwise, to any other party which would prevent Tauriga from complying with all the terms and conditions of this Agreement

II. CONSIDERATION. In addition to any other amounts due to Dr. Aqua hereunder, Tauriga shall pay and/or deliver the following:

1. Restricted Stock. Tauriga shall issue and deliver 750,000 shares of TAUG common stock to Dr. Aqua, fully paid for and vested upon the execution of this Agreement. The Rule 144 date, shall commence on July 15, 2020. An additional 750,000 shares of TAUG common stock shall be issued and delivered to Dr. Aqua and fully vested over the course of the next 12 months (duration of this Agreement). For example, 62,500 shares are to be issued, delivered, and fully vested on a monthly basis, and every month, starting August 15, 2020, until the end of the Agreement.

2. Cash Payments. $4,000 per quarter to be invoiced by Dr. Aqua to the Company on the last day of the quarter and to be paid by the Company to Dr. Aqua on the 15th of the month following the preceding quarter (two weeks) after the quarter has ended.

3. Business Development/Distribution Channels/Clinical Trials. Tauriga shall compensate Dr. Aqua cash, additional common stock, and/or a percentage of product sales on any special project, business lead, clinical trial, or new or expanded revenue stream an amount that is agreed upon by both parties in writing. This additional compensation shall be delivered to Dr. Aqua or paid to Dr. Aqua at a time. and in accordance with, a mutually agreed upon schedule.

III. TERMINATION

1. This Agreement shall remain in effect and is only terminable by Company for cause. Cause shall be defined as the loss of medical licensure of Dr. Aqua, conviction of a felony or finding of a similar bad act by Dr. Aqua, death or incapacitation of Dr. Aqua, or a material breach of any term or obligation of Dr. Aqua under the Agreement.

2. In addition, if either Party shall file a voluntary petition in bankruptcy, be declared bankrupt, make an assignment for the benefit of creditors, or suffer the appointment of a receiver or trustee of its assets or is declared insolvent, that party shall be in breach of a material obligation of this Agreement, and the non-breaching Party may immediately terminate this Agreement upon written notice to the breaching Party.

3. Nothing contained herein shall be deemed to limit either Party’s right to obtain damages or equitable relief if either Party shall breach its obligations under this Agreement. All remedies shall be cumulative and are intended to be, and shall be non-exclusive.

IV.	Dr. A AS AN INDEPENDENT CONTRACTOR. Dr. Aqua and Tauriga shall remain independent contractors and nothing herein shall be interpreted as the parties hereto acting in concert or as joint venturers or partners. Except as specifically set forth herein, Dr. Aqua and Tauriga do not convey to each other any property interest in the other’s corporate name, Trademarks or intellectual property. Dr. Aqua has not paid nor agreed to pay any fee or other consideration for the rights conferred on it hereby, and agrees that it is not a franchisee within the meaning of, and hereby expressly waives, to the fullest extent permitted by law, the benefits of and any claim under, any statute or rule regulating franchises, distribution agreements or similar matters, or any so- called franchisee or distributor protection, or business opportunity or dealership, laws.

V.	ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party. This Agreement is not assignable by either party without the prior express written consent of the other party, and any purported assignment without such consent shall be null and void. Notwithstanding the foregoing, Dr. Aqua may assign this Agreement to a subsidiary of or other affiliated entity in common control with Dr. Aqua without Tauriga’s consent upon written notice to Tauriga of such assignment, so long as Dr. Aqua remains primarily liable for its obligations.

VI. INDEMNIFICATION

1. Tauriga shall indemnify, hold harmless and defend Dr. Aqua, its affiliates and their respective officers, directors and employees from any and all loss, liability, claim, damage, including but not limited to, claims of injury or death to person or damage to property, and expenses (including reasonable attorney’s fees) which they, or any of them, may suffer or incur as a result or arising out of the breach of any representation or obligation under this Agreement, and/or with respect to the Products, or the manufacturing, distribution or other activities of Tauriga under this Agreement, including any intentional or negligent act/or omission to act by Tauriga or any of its employees, agents, officer or directors.

2. In any claim for indemnification under this Agreement, the party seeking indemnification (the “Indemnitee”) shall give written notice to the other party against which such indemnification is sought (the “Indemnitor”) with reasonable promptness after notice of any claim or suit involving, or which could involve, an indemnifiable claim under this Agreement. Notwithstanding anything to the contrary provided in this Agreement, in any action in which such third party claims are asserted against the Indemnitee (whether or not such claim is covered by insurance), the Indemnitee shall assert his, her or its right of indemnification against the Indemnitor in that action, by whatever procedural options are available to the Indemnitee. If the Indemnitor has acknowledged in writing its obligation to indemnify the Indemnitee in respect of third party claim, the Indemnitee shall not settle or otherwise compromise such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, unless this condition violates the provisions of the Indemnitor’s liability insurance policy. The parties shall cooperate with one another in the defense of any indemnifiable claim.

VII.	INSURANCE. Tauriga maintains a product Liability Insurance Policy of $8,000,000 as of March 1, 2020

VIII.	AUTHORITY. The undersigned persons executing this Agreement hereby certify that they are duly authorized and empowered by the governing board of their respective company or corporation, and the articles and bylaws and/or operating agreement, as applicable, thereof, to execute and deliver this Agreement.

IX. FORCE MAJEURE

1. A party’s obligation hereunder shall be suspended if such party is prevented from performing its obligations as a result of fire, flood, explosion, accident, breakdown of machinery, product tampering by third parties, governmental acts, laws or regulations (other than government action in response to public health violations by such party), war, terrorism, labor difficulties, any act of God or any other cause not within such party’s control, which, by the exercise of reasonable due diligence, such party is not able to avoid or overcome within a reasonable period of time (each, a “Force Majeure”).

2. If Dr. Aqua is the party that is unable to perform its obligations under this Agreement during the event of Force Majeure, upon the occurrence of a Force Majeure event, Dr. Aqua shall assess in good faith, the projected duration of the Force Majeure event. If Dr. Aqua reasonably anticipates the duration will be sixty (60) days or less, Dr. Aqua will notify Tauriga in writing of the anticipated duration, and Tauriga may distribute its products through another distribution channel.

3. Notwithstanding any other provision of this Agreement, if a Force Majeure event continues for more than ninety (90) days, the party whose performance is not impaired by such Force Majeure event may terminate this Agreement upon written notice to the other party, and such termination shall be with cause.

X.	WAIVER. Failure of either party at any time to require performance by the other party of any provision of this agreement shall in no way affect the full right to require such performance at any time thereafter. The waiver of either party to any provision of this Agreement shall not be taken or held to be a waiver of any succeeding breach of such provisions or as a waiver of the provision itself.

XI.	GOVERNING LAW; JURISDICTION. The parties agree that this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. EACH OF THE PARTIES CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, SHALL BE BROUGHT EXCLUSIVELY IN ANY COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE, IN THE COUNTY OF NEW YORK. EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDINGS. EACH OF THE PARTIES AGREES THAT PERSONAL JURISDICTION OVER IT MAY BE OBTAINED BY THE DELIVERY OF A SUMMONS (POSTAGE PREPAID) IN ACCORDANCE WITH THE PROVISIONS OF SECTION XX OF THIS AGREEMENT. ASSUMING DELIVERY OF THE SUMMONS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 19 OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OF FORUM NON CONVENIENS OR ANY SIMILAR BASIS. EACH PARTY WAIVES TRIAL BY JURY IN ANY PROCEEDING HEREUNDER.

XII.	ARBITRATION. All disputes under this Agreement that cannot be resolved by the parties shall be submitted to arbitration under the rules and regulations of the American Arbitration Association. Either party may invoke this paragraph after providing thirty (30) days’ written notice to the other party. All costs of arbitration shall be divided equally between the parties. Any award may be enforced by a court of law.

XIII. PRESS RELEASES. Dr. Aqua acknowledges that Tauriga may be required to issue press releases from time to time as a reporting company subject to the requirements of the Securities Exchange Act of 1934 Act (the “34 Act”) regarding material events relating to any matter directly or indirectly pertaining to the Agreement, the results therefrom and/or the course of conduct of the Parties relating thereto. In this regard, Tauriga acknowledges and agrees that it shall not issue any press release referring, directly or indirectly, to the Agreement, Dr. Aqua and/or any of its affiliates, without the prior written approval of Dr. Aqua.

XIV. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

XV. MODIFICATION OF AGREEMENT. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing and signed by each party or an authorized representative of each party.

XVI. EFFECT OF PARTIAL INVALIDITY. The invalidity of any portion of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

XVII. NOTICES. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when sent a nationally recognized overnight courier service to the persons and address as set forth below:

For Dr. Aqua:

Keith Aqua MD

14370 Halter Road

Wellington, Florida 33414

Attn: Dr. Keith Aqua

For Tauriga Sciences:

Tauriga Sciences Inc.

555 Madison Avenue, 5th Floor New York, NY 10022

Attn: Seth M. Shaw, CEO

XVIII. PARAGRAPH HEADINGS. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

XIX. COUNTERPARTS AND FAX SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument. The parties agree that a facsimile or digital signature of a party hereto shall be deemed to be as legally effective and binding as a signed original; provided, however, any party providing a fax or digital signature shall be required to promptly forward a signed original to any requesting party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

Tauriga Sciences Inc.

07/19/2020	By:
	Name:	Seth M. Shaw
	Title:	Chief Executive Officer,

Dr. Keith Aqua

By:
	Name:	Dr. Keith Aqua
	Title:	Chief Medical Officer